Exhibit 3.1

FIRST AMENDMENT OF THE AMENDED AND RESTATED BYLAWS OF

LIFEVANTAGE CORPORATION

(Effective as of May 23, 2012)

Pursuant to the resolutions duly adopted by the board of directors of LifeVantage Corporation, a Colorado corporation (the “Corporation”), the Amended and Restated Bylaws (the “Bylaws”) of the Corporation are amended as follows:

Article VI of the Bylaws is amended in its entirety to read as follows:

Article VI Shares

1.    Certificates. The Board of Directors may authorize the issuance of some or all of the shares of any or all of the classes or series of the capital stock of the Corporation with or without certificates, as provided under Colorado Law, and all shares shall be entered into the books of the Corporation and registered as they are issued. Any certificate representing shares of the capital stock of the Corporation shall be in such form as is approved by the Board of Directors and shall be signed by the Chairman or the Vice Chairman of the Board of Directors or the Chief Executive Officer and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. All certificates shall be consecutively numbered, and the names of the owners, the number of shares, and the date of issue shall be entered on the books of the Corporation. Each certificate representing shares shall state upon its face:

a.    That the Corporation is organized under the laws of the State of Colorado;

b.    The name of the person to whom issued;

c.    The number and class of the shares and the designation of the series, if any, that the certificate represents;

d.    The par value, if any, of each share represented by the certificate;

e.    Any restrictions imposed by the Corporation upon the transfer of the shares represented by the certificate; and

f.    Other matters required to be stated on the certificates by Section 7-106- 206 of the Colorado Business Corporation Act and other applicable sections.

If shares are issued without certificates, within a reasonable time after the issuance or transfer of such shares, the Corporation shall send to the shareholder a written statement of the information required on certificates by subsections (2) and (4) of Section 7-106-206 and Section 7-106-208 of the Colorado Business Corporation Act as applicable.

2.    Facsimile Signatures. Where a certificate is signed:

a.    By a transfer agent other than the Corporation or its employee; or

b.    By a registrar other than the Corporation or its employee,

then any or all of the officers’ signatures on the certificate required by Article VI, Section 1 may be by facsimile. If any officer, transfer agent or registrar who has signed, or whose facsimile signature or signatures have been placed upon, any certificate, shall cease to be such officer, transfer agent, or registrar, whether because of death, resignation, or otherwise, before the certificate is issued by the Corporation, it may nevertheless be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

3.    Transfers of Shares. Transfers of shares shall be made on the books of the Corporation only by the registered holder thereof, or by such holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, or with a transfer agent or registrar appointed by the Corporation, and, in the case of certificated shares, upon surrender of the certificate or certificates representing such shares properly endorsed by the person or persons appearing upon the face of such certificate to be the owner, or accompanied by a proper transfer or assignment separate from the certificate, except as may otherwise be expressly provided by the statutes of the State of Colorado or by order of a court of competent jurisdiction. The officers or transfer agents of the Corporation may, in their discretion, require a signature guaranty before making any transfer. The Corporation shall be entitled to treat the person in whose name any shares are registered on its books as the owner of those shares for all purposes and shall not be bound to recognize any equitable or other claim or interest in the shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interest.

4.    Shares Held For Account of Another. The Board of Directors may adopt by resolution a procedure whereby a shareholder of the Corporation may certify in writing to the Corporation that all or a portion of the shares registered in the name of such shareholder are held for the account of a specified person or persons. The resolution shall set forth:

a.    The classification of shareholders who may certify;

b.    The purpose or purposes for which the certification may be made;

c.    The form of certification and information to be contained herein;

d.    If the certification is with respect to a record date or closing of the stock transfer books, the time after the record date or the closing of the stock transfer books within which the certification must be received by the Corporation; and

e.    Such other provisions with respect to the procedure as are deemed necessary or desirable. Upon receipt by the Corporation of a certification complying with the procedure, the persons specified in the certification shall be deemed, for the purpose or purposes set forth in the certification, to be the holders of record of the number of shares specified in place of the shareholder making the certification.

5.    Lost, Stolen, Destroyed or Mutilated Certificates. The Corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares, in each case, in the place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, and the Board of Directors may, in their discretion, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond, in such sum as the Board of Directors may direct, in order to indemnify the Corporation against any claims that may be made against it in connection therewith. The Corporation may issue (i) a new certificate or certificates of stock or (ii) uncertificated shares, in each case, in the place of any certificate or certificates previously issued by the Corporation that has become mutilated without the posting by the owner of any bond upon the surrender by such owner of such mutilated certificate.”

I swear that the foregoing is true and accurate and that I have authority to sign this document on behalf of the Corporation.

Dated: May 23, 2012	/s/ Rob Cutler
Rob Cutler, Corporate Secretary